December 4, 2019

Jeffrey D. Buchanan
Chief Financial Offier
AMERICAN OUTDOOR BRANDS CORP
2100 Roosevelt Avenue
Springfiled, MA 01104

       Re: AMERICAN OUTDOOR BRANDS CORP
           Form 10-K for the Year Ended April 30, 2019
           File No. 001-31552

Dear Mr. Buchanan:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing